UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 15, 2022

GWG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:   001-36615

Delaware	26-2222607
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

325 North St. Paul Street, Suite 2650, Dallas, TX 75201

(Address of principal executive offices, including zip code)

(612) 746-1944

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	GWGH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01 Other Events

The Board of Directors of GWG Holdings, Inc. (the “Company”) has authorized management to retain the services of a restructuring advisor, which the Company expects will be FTI Consulting, Inc., and Mayer Brown LLP as restructuring legal advisor to assist the Company’s Board of Directors and management in evaluating alternatives with respect to its capital structure and liquidity.

As disclosed in the Company’s periodic reports filed with the SEC, the Company relies to a significant extent on L Bond sales to provide liquidity. The Company voluntarily suspended its L Bond sales during eight months in 2021 due to the late filing of its Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 10-K”) while the Company was working with its auditors and the SEC’s Office of the Chief Accountant to resolve two accounting questions relevant to the December 31, 2020 financial statements, as previously disclosed. In addition, once the Company resumed L Bond sales following the filing of its 2020 10-K on November 5, 2021, it has experienced significantly lower L Bond sales than it had experienced previously, including after the Company voluntarily suspended its L Bonds sales in 2019. In addition, the Company believes that the filing of its Annual Report on Form 10-K for the year ended December 31, 2021, will likely be later than the March 31, 2022 due date for such filing due to the recently disclosed decision of its independent registered public accounting firm to decline to stand for reappointment, which would also likely result in a voluntary suspension of the sale of L Bonds. As previously disclosed, the decision of the Company’s independent registered public accounting firm to decline to stand for reappointment did not involve any disagreements between the firm and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the firm’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its audit report.

Accordingly, the Company did not make the January 15, 2022 interest payment of approximately $10.35 million and principal payments of approximately $3.25 million with respect to its L Bonds, which are issued under its Amended and Restated Indenture, dated as of October 23, 2017, among the Company, GWG Life, LLC, as guarantor, and Bank of Utah, as trustee (as amended and supplemented, the “Indenture”). The Indenture permits the Company a 30-day grace period to make the interest and maturity payments. If the Company fails to make the interest or maturity payments within the grace period, an event of default under the Indenture will result, and the trustee or noteholders holding at least 25% in the aggregate outstanding principal amount of L Bonds may elect to accelerate the L Bonds causing them to be immediately due and payable, provided that, due to the Company’s outstanding Senior Debt (as such term is defined in the Indenture), such a declaration of acceleration may not become effective until the earlier of (i) the day which is five Business Days (as defined in the Indenture) after the receipt by each of the Company and the holders of Senior Debt of such written notice of acceleration or (ii) the date of acceleration of any Indebtedness (as defined in the Indenture) under any Senior Debt. Payment of principal and interest on the L Bonds is subject to the subordination provisions of the Indenture for the benefit of holders of Senior Debt.

The Company also elected to voluntarily suspend its L Bonds sales effective as of January 10, 2022 and to pay the January 15, 2022 Redeemable Preferred Stock and Series 2 Redeemable Preferred Stock dividends in additional shares of the applicable series of preferred stock in accordance with the terms of the certificates of designation for the Redeemable Preferred Stock and Series 2 Redeemable Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWG HOLDINGS, INC.

Date: January 18, 2022	By:	/s/ Timothy L. Evans
	Name:	Timothy L. Evans
	Title:	Chief Financial Officer

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